Tidal ETF Trust  485BPOS

 Exhibit 99(d)(xiv)(1)

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of November 21, 2024, to the Investment Advisory Agreement dated as of September 23, 2021 (the “Agreement”), is entered into by and between TIDAL ETF TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time, and TIDAL INVESTMENTS LLC (formerly known as Toroso Investments, LLC) (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to add the following series:

FolioBeyond Enhanced Fixed Income Premium ETF (the “New Fund”); and

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding the New Fund, to be effective at the time the New Fund commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SIGNATURES ON NEXT PAGE

TIDAL ETF TRUST	TIDAL INVESTMENTS LLC
on behalf of its series listed on Amended Schedule A

By:	/s/ Eric W. Falkeis	By:	/s/ Daniel H. Carlson
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	President	Title:	Chief of Staff

Amended Schedule A

to the

Investment Advisory Agreement

by and between

Tidal ETF Trust and Tidal Investments LLC

Fund Name	Advisory Fee	Effective Date
FolioBeyond Alternative Income and Interest Rate Hedge ETF	0.99%	October 1, 2021
FolioBeyond Enhanced Fixed Income Premium ETF	0.70%(1)	Commencement of Operations

(1)	The advisory fee payable to the Adviser shall be reduced by 0.08% on any assets of the FolioBeyond Enhanced Fixed Income Premium ETF that are invested in the FolioBeyond Alternative Income and Interest Rate Hedge ETF.